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                                Exhibit 99.1

                          DATAWARE TECHNOLOGIES, INC.

                Important Risk Factors Regarding Future Results


Our SEC filings or other public announcements may contain "forward-looking statements." These are statements that relate to the future and include statements about our:

 . projected financial performance;
 . market opportunities;
 . product development;
 . commercialization of new products; and . future operations.

These statements can be identified by the use of words like "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements are necessarily based on management's knowledge at the time. Although we believe that the assumptions and expectations reflected in such "forward-looking statements" are reasonable, you should not view them as guarantees of future performance.

All statements like this are subject to known and unknown risks and uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Important factors that could cause future results to differ materially from those projected in the forward-looking statements include those discussed below and others.

We may not be able to respond to rapid technological changes in the market for our products and services.

With the recent popularity of the Internet and internal corporate "intranets," the market for information management and distribution products and services continues to change rapidly. We will not be successful if we do not keep up with changing technology and customer demands, including next-generation user interfaces, semantic modeling and collaborative filtering technologies and other features introduced by competitors. This depends in large part on whether we can continue to hire and retain personnel with the necessary skills and creativity and providing adequate funding for development efforts. As with any new product, our most innovative offerings may be subject to delays in production and will require a period of adjustment to ensure that they are meeting customer requirements.

We currently rely heavily on indirect distribution channels, such as value-added resellers. Our inability to develop and effectively manage these relationships without disruption also could have a material adverse effect on our business.

We may not be able to retain key personnel.

Our success depends on our ability to attract and retain highly skilled technical, management, sales and marketing personnel. We cannot assure you that we will be successful in attracting and retaining such personnel. Competition for such personnel in the computer software and services industry is intense, and we are always at risk of losing key personnel to competitors. Our ability to provide competitive equity
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compensation to key employees plays a significant role in personnel retention.
Unless the market price of our common stock rises, we may not be able to do this.

Intense competition may hurt our results.

The markets in which we compete are intensely competitive. Our competition varies by:

 . geography (North America, Europe, Asia);
 . type of customer (commercial, corporate, government agency);
 . market segment; and
 . application category (from high-end, complete software and service solutions to pure software sales).

Our competitors include traditional information retrieval competitors, as well as very significant potential players such as Lotus (IBM), Netscape and Microsoft, all of whom approach knowledge management system development from a different product base. It is likely that new competitors will enter the markets as they continue to grow. Furthermore, as the markets grow, a number of companies could attempt to increase their presence in the markets we serve by acquiring or forming strategic alliances with our competitors or by introducing products or services specifically designed for these markets. Compared to us, many of our current and future competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources.

We may not be able to respond effectively to market or technological changes or to compete successfully with current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition.

Distribution agreement with a key customer may affect future results.

Historically, we distributed our products and services largely through direct channels. In September 1997, we sold a portion of our data services business to Information Handling Services Group, Inc. and entered into a distribution agreement with IHS, under which IHS took over the software distribution activities previously performed by five of our foreign subsidiaries. IHS is now our biggest customer, accounting for 28% of total revenues in 1998. In addition, we provide software and multimedia services for use by IHS internally and in its publishing activities. Our results of operations may be significantly affected by factors such as:

 . the extent to which IHS is able to perform the same types of services we provided before the sale and the quality of such services;
 . the ability of IHS to distribute our software effectively;
 . increased competition that may result from IHS' access to our customers and former employees; and
 . the quality of the ongoing relationships with IHS.

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Fluctuations in quarterly results may affect operations.

We have experienced, and may continue to experience, significant quarterly fluctuations in our operating results. Our revenue from software license fees are substantially dependent on factors such as the following:

 . the timing of product shipments and receipt of license reports for sales that are often difficult to forecast;
 . our ability to close significant sales in any quarter;
 . external market conditions; and
 . competition.

Changes in such factors may result in a material variation between forecasted quarterly results and actual results. Moreover, a disproportionately large percentage of quarterly sales occur in the closing weeks of each quarter, thus making any prediction of quarterly results before the end of a quarter potentially unreliable. Given these variations, we cannot assure you that we will be consistently profitable during any particular period.

Cash requirements may reduce flexibility in operations.

In recent years we have had significant operating losses. Although we believe that our liquid assets and anticipated cash from operations will be sufficient to meet our liquidity needs for the foreseeable future, our working capital and other capital requirements may change because of factors such as the following:

 . unanticipated changes in business conditions or delays in market acceptance of new products;
 . expansion of operations or research and development activities;
 . development of new distribution channels;
 . competitive and technological developments;
 . costs of remediation of Year 2000 computer problems; and . possible future acquisitions of businesses and/or product rights.

We cannot assure you that we will not experience liquidity problems because of adverse market conditions, changes in the economy or other unfavorable events.

Factors affecting certain classes of customers may hurt our results.

Our revenues depend on distributors maintaining relationships with certain classes of customers, including:

 . government agencies in the United States, Canada, Germany and the  United
  Kingdom;
 . corporate and commercial publishers, and law firms (for certain on-line products);
 . financial printers, issuers of securities; and . financial services and health care organizations.

Factors that affect any of these customer groups may have a substantial adverse effect on our earnings. For example, political pressures may cause governmental customers to reduce spending on our products

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and services. A reduction in the amount of orders received from any customer class would have a material adverse effect on our earnings and may cause actual results to vary materially from quarter to quarter.

Failure to protect our proprietary intellectual property rights may hurt our results.

Our success also depends on protecting our proprietary intellectual property rights. We rely primarily on a combination of copyright, trademark and trade secret laws, license agreements, employee and third party non-disclosure agreements and other methods to protect our software. We do not rely on patent protection for our software products and existing copyright laws afford only limited protection.

Other factors also create risks in this area. For example, it is difficult to protect proprietary rights in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East, where foreign laws do not offer the same intellectual property protection as U.S. law.

Third parties may claim we are infringing their rights. If such claims are made, they may result in costly litigation or require us to license intellectual property rights of others, which may not be possible on reasonable terms or at all. Any such claims, with or without merit, can be time consuming and expensive to defend, which can adversely affect our financial condition.

International market changes may affect overall sales.

We generate a significant portion of our revenues from international sales. Currently, we have direct sales organizations in the United Kingdom, Denmark and Singapore and have distribution agreements covering other European countries, the Pacific Rim, and South America. Risks of doing business abroad include:

 . regional economic trends such as the turmoil in the economies of Asia beginning in 1997 and Brazil in 1998;
 . disruptions due to the conversion of the European currencies to the Euro;
 . changes in the value of major foreign currencies in which we conduct business; . unanticipated changes in regulatory requirements, tariffs and other barriers; . political instability; and
 . difficulties in managing foreign operations.

These or other factors may have a material adverse effect on

 . our international sales;
 . our ability to collect international receivables;
 . the value of our assets denominated in foreign currencies;
any of which would impact our operating results.

We may have difficulty integrating acquisitions into our business.

Over the last several years, we have expanded our product range and customer base through a number of selective acquisitions. We may acquire additional businesses or assets in the future. The success of an

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acquisition is dependent upon our ability to integrate the acquired business or assets into our organization. For example, we may have difficulty integrating acquired technology into our products, or we may not be able to retain, motivate or manage key employees of the acquired company. Our inability to integrate an acquired business, or an increase in the cost of integration, could materially and adversely affect our business, operating results and financial condition.

We may be affected by Year 2000 errors in computing systems.

The "Year 2000 problem" may have a material adverse effect on our operating results if our products and systems are not Year 2000 compliant or if those of our principal suppliers and/or customers are not Year 2000 compliant.

We have initiated a comprehensive program to try to assess this potential effect of the year 2000 problem and to remedy any deficiencies where possible. More information is contained in the "Management's Discussion and Analysis" section of each of our recent SEC reports. This program is not complete, and we cannot assure you that it will be successful. In addition, we do not know the full extent of the impact on our business if such problems cannot be assessed or remedied; however the impact may be material to our business.

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